On September 14, 2006, the Core Bond Portfolio (the "Fund"), a series of Dreyfus Investment Portfolios (the "Trust"), purchased $300,000 of Anadarko Petroleum Corporation - CUSIP No. 032511AW7 (the "Bond"). The Bond was purchased from Credit Suisse First Boston. Mellon Financial Markets, LLC, an affiliate of the Fund, was a member of the underwriting syndicate but received no benefit in connection with the transaction. **The following is a list of the underwriting syndicate's primary members**:

Credit Suisse
UBS Investment Bank
Citigroup
Goldman Sachs

Accompanying this statement are materials that were presented to the Trust's Board of Trustees, which ratified the purchase in accordance with the Trust's Rule 10f-3 Procedures, at the Trust's Board meeting held on October 19, 2006.

....

On October 13, 2006, the Core Value Portfolio (the "Fund"), a series of Dreyfus Investment Portfolios (the "Trust"), purchased $10,910 of SAIC - CUSIP No. 78390X10 (the "Bond"). The Bond was purchased from Morgan Stanley. Mellon Financial Markets, LLC, an affiliate of the Fund, was a member of the underwriting syndicate but received no benefit in connection with the transaction. **The following is a list of the underwriting syndicate's primary members**:

Morgan Stanley
Bear Stearns

Accompanying this statement are materials that were presented to the Trust's Board of Trustees, which ratified the purchase in accordance with the Trust's Rule 10f-3 Procedures, at the Trust's Board meeting held on January 25, 2007.

RULE 10f-3 Transactions

Dreyfus Core Bond Portfolio	

Reporting Period	7/01/06-09/30/06
Total Net Assets	61,575,000

Portfolio Manager	Kent Wosepka

Security purchased	Cusip/Sedol	Type of Offering	Lead Underwriter	Broker Dealer Purchased From	Expected Trade Date	Type of Security	Total Transaction (Shares/Par)	Purchase Price	Purchase Amount	Commission/Spread as % of Offering Price
Anadarko Petroleum Corporation	032511AW7	New Issue	Investment Bank; Citigroup; Goldman	Credit Suisse First Boston	9/14/06	Corporate	300,000	100.00	300,000	3.50%
			Affiliated Underwriter	**Other Syndicate members**	**Date of First Offering**	**Rating of Security**	**Issue Size**	**% of Issue Size Purchased by Above Fund**	**% of Issue Size Purchased by Above Fund as a % of Total Net Assets of Fund**	**% of Issue Size Purchased by ALL Funds advised by Manager as a % of Total Issue Size (cannot exceed 25%)**
			MFM	Bank of America Securities; BMO Capital Markets; BNP Paribas; Deutsche Bank; LaSalle Capital Markets; Mitsubishi UFJ Securities; Morgan Stanley; RBS Greenwich Capital; Wachovia Securities; Calyon Securities; DnB Nor Markets; Scotia Capital; Societe Generale; BBVA Securities; BNY Capital Markets; HVB Capital Markets; RBC Capital Markets; Wells Fargo Securities	9/11/06	Baa2/BBB-/BBB	1,000,000,000	0.02%	0.49%	0.27%
					Was Price Paid the same as other Purchasers?	**Was Security Purchased on Offer Date?**	**Was Issuer in continuous operation for at least 3 years?**	**Was Offering part of Firm commitment?**	**Did Affiliated Underwriter benefit directly or indirectly from purchase?**	**Was Commission or Spread paid to the principal underwriter reasonable and fair compared to commission or spread paid to other underwriters in connection with similar transactions?**
					yes	yes	yes	yes	no	yes

Certification

The Adviser certifies that the above information is correct.

The Adviser has determined that the securities listed above are securities the Fund is permitted to invest in as described in the current prospectus.

The Adviser has determined that the securities purchased are in accordance with *Dreyfus Fund Rule 10f-3 policies and procedures.*

In reaching its determination, the Adviser considered all of the conditions as specified in the *Dreyfus Fund 10f-3 policies and procedures.*

SIGNED	[signature]	DATE	10/13/06

PRE-PURCHASE APPROVAL FORM
PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE
To be used for compliance with Rule 10f-3 and/or Rule 23B

Note: Refer to page 3 of the policy if the investment unit will purchase more than 5% of the overall principal of this issue.

1. Account/Fund Name: Dreyfus Investment Portfolios: Core Value Portfolio
2. Anticipated Purchase Date: 10/13/06
3. Total Net Assets of Account/Fund: $71,248,305.7
4. Type and Description of Security to be Purchased: SAIC (SAI)- common stock/equity
5. Credit Rating of Security (Rating/Rating Agency): n/a
6. Name of Underwriting Syndicate Dealer Effecting Transaction: Morgan Stanley (executed transaction)
7. Name of Affiliated Underwriter in Underwriting Syndicate: Mellon Financial Markets
8. Issue Size: 75,000,000
9. CUSIP: 78390X10
10. Amount Purchased by Account/Fund: 10,910
11. Percentage of Principal Amount of Offering Purchased by Account/Fund: 0.015%
12. Amount Purchased as a Percentage of Account/Fund Assets: 0.26%
13. Purchase Price of Securities (if at par, so state): $15
14. Commission/Spread Received by Principal Underwriters: 37.5% (Morgan Stanley/Bear Stearns)

REPRESENTATIONS (Must Be Confirmed Or Trade Can Not Be Made)

This transaction complies with all applicable provisions of the *Policy For Fiduciary Account Purchases Of Securities Underwritten By An Affiliate*.

This purchase will not be designated as a "group sale" or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliated entity of Mellon.

The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any Mellon affiliate or any other party, including, without limitation, another party to the transaction.

This purchase is made per a firm commitment.

I have inquired about any commission, spread or profit received or to be received by any Mellon affiliate in connection with this transaction, and, based upon the answers to my inquiries and my knowledge of relevant markets, I believe such commission, spread or profit to be reasonable and fair compared to the commissions, spreads or profit received by similarly situated persons in connection with comparable transactions between unaffiliated parties.

If these securities are part of an issue registered under the Securities Act of 1933, as amended, that will be offered to the public, or will be purchased pursuant to an eligible foreign or Rule 144 offering, the issuer of the securities will be in continuous operation for not less than three years, including the operations of any predecessors.

The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the fourth day preceding the day on which the rights offering terminated.

Brian C Ferguson

Portfolio Manager

1/19/07
Date/Time